Filed pursuant to Rule 433
Free Writing Prospectus
August 2, 2024
Registration No. 333-277008

Will link to:  https://www.franklintempleton.com/strategies/franklin-ethereum-etf-ezet

*For a period from July 23, 2024 to January 31, 2025, the Sponsor will waive the entire Sponsor's Fee (0.19%) on the first $10.0 billion of the Fund's assets.
Important Information: Franklin Ethereum ETF (the "Fund") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.franklintempleton.com.
The Fund is not an investment company registered under the Investment Company Act of 1940 (1940 Act), and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the 1940 Act. The Fund is not a commodity pool for purposes of the Commodity Exchange Act ("CEA") and accordingly is not subject to the regulatory protections afforded by the CEA.

EZET is not a direct investment in Ether, but rather, a product that invests in Ether.